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                                                                    EXHIBIT 12.1


                                   VALERO L.P.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIO)


                                        THREE MONTHS
                                           ENDED                                 YEARS ENDED DECEMBER 31,
                                          MARCH 31,                     -------------------------------------------
                                            2003            2002            2001            2000           1999            1998
                                        ------------    ------------    ------------    ------------   ------------    ------------
Earnings:
Income from continuing operations
  before provision for income taxes
  and income from equity investees      $     11,651    $     52,350    $     42,694    $     35,968   $     65,445    $     54,910

Add:
  Fixed charges                                2,520           5,492           4,203           5,266            997           1,001
  Amortization of capitalized
   interest                                       13              48              39              34             32              28
  Distributions from Skelly-Belvieu
   Pipeline Company                              748           3,590           2,874           4,658          4,238           3,692
Less: Interest capitalized                       (62)           (255)           (298)             --           (115)           (121)
                                        ------------    ------------    ------------    ------------   ------------    ------------
   Total earnings                       $     14,870    $     61,225    $     49,512    $     45,926   $     70,597    $     59,510
                                        ============    ============    ============    ============   ============    ============


Fixed charges:
   Interest expense (1)                 $      2,339    $      4,968    $      3,721    $      5,181   $        777    $        796
   Amortization of debt issuance
    costs                                         80             160              90              --             --              --
   Interest capitalized                           62             255             298              --            115             121
   Rental expense interest factor (2)             39             109              94              85            105              84
                                        ------------    ------------    ------------    ------------   ------------    ------------
    Total fixed charges                 $      2,520    $      5,492    $      4,203    $      5,266   $        997    $      1,001
                                        ============    ============    ============    ============   ============    ============

Ratio of earnings to fixed charges              5.9x           11.2x           11.8x            8.7x          70.8x           59.5x
                                        ============    ============    ============    ============   ============    ============

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(1) The interest expense, net reported in the Partnership's consolidated statements of income for the three months ended March 31, 2003 and the year ended December 31, 2002 includes interest income of $42,000 and $248,000, respectively.

(2) The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.